NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 29, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 18, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Arconic Corporation and Arsenal AIC MergeCo Inc., a wholly owned subsidiary of Arsenal AIC Parent LLC, which are affiliates of funds managed by affiliates of Apollo Global Management, Inc., became effective before market open on Auguest 18, 2023. Each share of Common Stock of Arconic Corporation was exchanged for 30.00 USD. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 18, 2023.